Exhibit (h)(v)(a)

AMENDMENT TO FUND PARTICIPATION AGREEMENT

(Service Shares)

This Amendment to the Fund Participation Agreement (“Agreement”) dated September 15, 2000, among Janus Aspen Series, an open-end management investment company organized as a Delaware business trust (the “Trust”), Janus Distributors, Inc. (“Distributor”), a Colorado corporation and distributor of the Trust’s shares, and The Guardian Insurance & Annuity Company, Inc., a Delaware life insurance company (the “Company”) is effective as of December 1, 2000.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1. Schedule A of this Agreement shall be deleted and replaced with the attached Schedule A.

2. All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.		JANUS DISTRIBUTORS, INC.

By:		By:
Name:	Bruce C. Long	Name:	Kelley Abbott Howes
Title:	Executive Vice President, Equity Products	Title:	Vice President

JANUS ASPEN SERIES

By:
Name:	Bonnie M. Howe
Title:	Vice President

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account and Date Established by the Board of Directors	Contracts Funded By Separate Account
The Guardian Separate Account F	C+C Variable Annuity
Established: February 24, 2000

Separate Account K	Park Avenue Life -
Established: November 18, 1993	Millennium Series